Exhibit 10.12

12% Call Agreement

By and between

Abengoa, S.A.

and

Abengoa Yield plc

Dated on December 9, 2014

This 12% call agreement (this “Agreement”) is made and entered into as of December 9, 2014, by and between:

(1)	Abengoa, S.A., a company organized under the laws of the Kingdom of Spain (“Abengoa”); and

(2)	Abengoa Yield plc, a public limited company incorporated and registered in England and Wales (“Company”).

Abengoa and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Whereas:

(A)	Abengoa provides innovative solutions for a diverse range of customers in the energy and environmental sectors;

(B)	The Company was incorporated by Abengoa to serve as its primary vehicle for owning, operating and acquiring renewable energy, conventional power, transmission lines and other contracted revenue-generating assets;

(C)	Abengoa previously conducted an initial public offering on the Nasdaq Global Select Market of approximately 35% of the ordinary share capital of the Company (hereinafter “Yield IPO”);

(D)	Concurrently with the Yield IPO, Abengoa and the Company entered into the Right of First Offer Agreement dated as of June 13, 2014 (as amended, restated, modified or supplemented from time to time prior to the date hereof, “ROFO Agreement”) pursuant to which Abengoa granted to the Company an exclusive right of first offer to acquire Abengoa ROFO Assets (as defined therein) wholly or partially owned by Abengoa, certain of its Affiliates (as defined therein) and Investment Entities (as defined therein).

(E)	The Company expects to increase its cash available for distribution and dividend per share by acquiring additional assets, including assets acquired from Abengoa;

(F)	The Company intends to file a registration statement with the Securities and Exchange Commission (hereinafter, the “SEC”) by December 10, 2014 registering a portion of Abengoa’s ordinary shares in the Company (hereinafter, the “Secondary Offering”). The Secondary Offering is subject to market conditions, SEC rules and required approvals as necessary;

(G)	Abengoa wishes to provide additional incentives to the Company to encourage the acquisition of additional Abengoa ROFO Assets by the Company in accordance with the terms and conditions detailed herein.

(H)	In connection with the foregoing, the Parties hereto wish to enter into this Agreement to govern the rights and obligations of the Parties with respect to call option rights.

Now, therefore, in consideration of the foregoing and the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree:

1.	Effective Date and Definitions

1.1.	Effective Time

This Agreement shall become effective immediately on the Effective Date.

1.2.	Definitions

In addition to the terms defined above in the introduction and Recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.2.

“Abengoa Confidential Information” has the meaning set forth in Section 5;

“Abengoa Group” has the meaning set forth in ROFO Agreement.

“Abengoa Indemnitees” means Abengoa and its Affiliates (other than the Company and its direct or indirect subsidiaries, excluding any Abengoa ROFO Asset prior to the acquisition thereof by the Company or any of its Affiliates in accordance with the terms and conditions of this Agreement), and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing;

“Acquisition Information” means (i) a description of the Abengoa ROFO Asset, (ii) audited financial statements with respect to the Abengoa ROFO Asset to the extent available, (iii) a financial model covering the life of the asset including yearly yield calculation, project IRR, equity IRR, NPV, valuation and debt multiples, duly audited by a big 4 accounting firm (iv) the financial model used for raising any non-recourse financing of the Abengoa ROFO Assets, (v) the most recent technical report from an independent engineer advising the senior lenders of the project validating that the asset has been built in accordance to specifications and industry standards and that it can deliver the expected performance (vi) any reports from independent engineers prepared in the last 12 months on behalf of the senior lenders of the project, (vii) detailed technical and economic information as per Abengoa’s reporting systems (In.Pre.So.), (viii) the last legal report prepared for the senior lenders of the project confirming that the project has reached commercial operations date and has substantially all required permits in place, (ix) all contracts relating to the Abengoa ROFO Asset, (x) the price for sale proposed by Abengoa, (xi) any proposed conditions to the closing of the sale of the Abengoa ROFO Asset and any additional materials terms or conditions that may apply and (xii) a share purchase agreement proposal for entering into a transaction with the Company. The Acquisition Information shall also include a detailed description of any rights regulating divestitures of Abengoa’s stake in Abengoa ROFO Assets, such as drag-along and tag-along clauses, rights of first refusal and similar provisions, so that the Company can duly take these into account during the Negotiation Period.

“Affiliate” has the meaning set forth in ROFO Agreement.

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority and quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Business Day” means any day other than Saturday, Sunday or any legal holiday in New York City, Madrid or London;

“Cash Available for Distribution” means the cash that a Contracted Asset is expected to distribute in the form of (i) dividends, (ii) capital redemptions, (iii) subordinated debt interest or principle repayment and the proceeds of any loan to shareholders, as a result of cash generated from the operations of the asset in the ordinary course of its business and such distribution is permitted by the non-recourse project debt of the Contracted Asset.

“Contracted Asset” means renewable energy, conventional power, electric transmission line and water contracted revenue assets, already in operation.

“Effective Date” means the later of (i) the date of signature of this Agreement by both Parties, or (ii) the date of closing of the Secondary Offering.

“Eligible Contracted Assets” means any Contracted Asset owned by the Abengoa Group with a Yield of 12%.

“Governmental Authority” means any federal, state or local government or political subdivision thereof of the United States, Spain or the United Kingdom, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question;

“Investment” means a total investment up to $100 million in equity, subordinated debt or the equivalent of Eligible Contracted Assets.

“Investment Vehicle” has the meaning set forth in ROFO Agreement.

“Losses” means, with respect to the Person in question, any actual liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Person, as a result of the act, omission or occurrence in question;

“Management Resolution Committee” means a committee consisting of the Chief Executive Officers of Abengoa and the Company.

“Negotiation Period” means the period beginning on the date on which the first Investment Notice has been delivered to Abengoa and ending at the end of the term of this Agreement.

“Notice” has the meaning set forth in Section 6.1;

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity;

“Project Level Indebtedness” means any indebtedness of a project company (i.e. a special purpose vehicle that undertakes to develop and finance a project related to a Contracted Asset) without recourse to Abengoa.

“Required Securities Disclosure” has the meaning set forth in Section 5.1;

“Termination Date” means the end of the term of this Agreement as set out in Section 4 below.

“Third Party” means any Person other than a Party, an Affiliate of a Party or Investment Vehicle of a Party.

“Transaction Notice” has the meaning set forth in Section 2.2; and

“Transfer” means, other than in connection with any disposition of assets or granting of liens required under any Project Level Indebtedness of any Abengoa ROFO Asset, any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering (whether with or without consideration and whether voluntarily or involuntarily or by operation of law or otherwise); provided, that this definition shall not include any (i) merger with or into, or sale of substantially all of Abengoa’s assets to, an unaffiliated third-party or (ii) internal restructuring involving any Abengoa ROFO Asset (other than any restructuring resulting in any asset being owned by an Investment Vehicle); provided, the terms of any such restructuring will not limit, delay or hinder the ability of The Company or any of its Affiliates to acquire such Abengoa ROFO Asset from Abengoa in accordance with the terms of this Agreement.

“Yield” means the result of dividing (i) the recurrent Cash Available for Distribution generated by the Contracted Asset by (ii) the equity purchase price for the Contracted Asset.

2.	The Company Call Option

2.1.	Grant of Call Option.

2.1.1.	Abengoa hereby grants to the Company the right and option, subject to the terms and conditions set forth below, to purchase Contracted Assets up to the Investment (hereinafter “12% Call Option”), exercisable by the Company in its sole discretion. Abengoa will take all actions reasonably necessary, and cause its agents, representatives or Affiliates to take all actions reasonably necessary to cause the 12% Call Option to be exercisable in accordance with this Section 2, including by taking any action necessary to facilitate and enforce such exercise and to consummate the transactions contemplated by this Agreement.

2.1.2.	The fee of 1% of the equity purchase price of any acquisition by the Company pursuant to Section 2.1 of the ROFO Agreement shall be also applicable to this Investment in the same terms and conditions as provided in ROFO Agreement. For avoidance of doubt, such fee shall only be paid once with respect to the Investment or any portion thereof.

2.1.3.	For the avoidance of doubt, nothing in this Agreement shall affect the Company’s right of first offer pursuant to the ROFO Agreement and any Eligible Contracted Assets that are offered to the Company pursuant to this Section 2 and are not purchased by the Company shall remain Abengoa ROFO Assets under the ROFO Agreement and the right to negotiate with Third Parties as provided in Section 2.5 of the ROFO Agreement shall not apply solely as a result of the fact that such Eligible Contracted Asset was offered by Abengoa pursuant to this Agreement.

2.2.	Exercise of the 12% Call Option.

2.2.1.	The 12% Call Option may be exercised by the Company or through any of its subsidiaries, at any time and at their sole discretion, during the period of ten (10) months starting on the Effective Date (the “Call Option Period”) by giving written notice thereof to Abengoa (such notice, “Call Option Notice”). The Call Option Notice shall request that Abengoa propose a number of Eligible Contracted Assets representing an investment of $150 million on the terms provided herein.

2.2.2.	Abengoa shall propose Eligible Contracted Assets by giving written notice including the Acquisition Information with respect to each of the proposed Eligible Contracted Assets (each of them and all together, “Transaction Notices”).

2.2.3.	Abengoa shall deliver the first Transaction Notice proposing at least one Eligible Contracted Asset upon receipt of a Call Option Notice by giving written notice to the Company within 10 Business Days from the Call Option Notice. The last Transaction Notice may be delivered by Abengoa no later than the last Business Day of the Call Option Period.

2.2.4.	By the end of the Call Option Period, Abengoa shall have proposed a number of Eligible Assets representing an investment of $150 million and shall have delivered all Transaction Notices as necessary.

2.2.5.	Within two (2) Business Days from the date of its receipt of each Transaction Notice, the Company shall notify Abengoa by giving written notice (each notice and all together, “Investment Notice”) identifying the Eligible Contracted Asset(s) that the Company has selected for a potential acquisition (“Selected Eligible Contracted Assets”).

2.2.6.	During the Call Option Period, the Company shall have the right to select a number of Eligible Contracted Assets representing up to 100% of the Investment.

2.3.	Negotiation of Definitive Terms for Transaction.

2.3.1.	Upon Abengoa’s receipt of the first Investment Notice, the Company and Abengoa shall create a joint working group (“Working Group”) with the purpose during the period of one (1) month from each Investment Notice (“Working Group Period”) of (i) reviewing the Acquisition Information related to the Selected Eligible Contracted Assets of each Investment Notice, (ii) working together on an agreed set of projections for such assets and (iii) analyzing potential risks.

2.3.2.	If the Parties do not reach an agreement at the end of the Working Group Period, the Company shall be entitled to call the Management Resolution Committee in order to discuss and negotiate in good faith the definitive terms acceptable to both Parties for the Transfer of the Selected Contracted Assets to the Company or any of its subsidiaries.

2.3.3.	If the Management Resolution Committee has not agreed in writing to definitive terms for the Transfer of the Selected Contracted Assets to the Company within ten (10) Business days starting at the end of the Working Group Period, Abengoa and the Company agree that any matter subject to discussion, including but not limited to set of projections for such assets, shall be exclusively and finally settled by external arbitration within the following ten (10) Business Days beginning from the end of the period of 10 Business Days aforementioned. The arbitration shall be conducted by an independent expert to be mutually and reasonably agreed by the Parties.

2.3.4.	Notwithstanding the aforementioned, Abengoa and the Company agree to use their reasonable commercial efforts to reach an agreement in respect of the definitive terms and conditions for the Transfer of the Selected Contracted Assets to the Company as quickly as possible and no later than the Termination Date.

2.4.	Authorizations.

2.4.1.	The execution of the Transfer of the Selected Eligible Contracted Asset to the Company shall be subject to the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration, of any court or governmental agency or body, whether required by law or by the articles of associations or other corporate documents of each Party, at any time required to be taken, fulfilled or done in order (i) to enable the Parties lawfully to enter into the execution of such Transfer, exercise its rights and perform and comply with its obligations under transfer agreement; and (ii) to ensure that those obligations are legally binding and enforceable (all together, “Authorizations”).

2.4.2.	Abengoa and the Company undertake to use their best efforts to seek and obtain the Authorizations provided in this Section 2.4 following the Termination Date and prior to the execution of such Transfer.

2.4.3.	For avoidance of doubt, the Company shall have furnished prior to such Transfer the resolution passed by the independent non-executive members of the Board of Director pursuant to Abengoa the Company’s Articles of Association and corporate rules.

3.	Negotiations with Third Parties

Neither Abengoa nor any of its representatives, agents, Affiliates, Investment Entities (excluding the Company and its direct or indirect subsidiaries, which subsidiaries shall not include any Investments prior to the acquisition thereof by The Company or any of its subsidiaries in accordance with the terms and conditions of this Agreement) shall solicit offers from, or negotiate or enter into any agreement with, any Third Party for the Transfer of any Selected Eligible Contracted Asset (or any portion thereof). The Parties agree and acknowledge that if a Transfer does not occur for Selected Eligible Contracted Assets, Abengoa and the Company shall be subject to the fulfillment of the terms and conditions set forth in the ROFO Agreement.

4.	Term; Termination Rights

4.1.	Term

Unless earlier terminated in accordance with this Section 4, the term of this Agreement (the “Term”) shall commence at the Effective Date and shall continue in effect during the term of twelve (12) months.

4.2.	Termination Rights

Abengoa or the Company, as the case may be, shall have the right to terminate this Agreement, with written notice to the other Party, if the other Party materially breaches or defaults in the performance of its obligations under this Agreement or under any transaction agreement entered into by the Parties in connection with an Eligible Contracted Asset and such breach or default is continuing for 30 days after such breaching Party has been given a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder. Upon any such termination the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement.

4.3.	Exclusive Remedy

Other than with respect to a breach or default in the performance of a Party’s indemnification obligations under Section 2, each Party’s sole and exclusive remedy for a breach or default by the other Party of its obligations under this Agreement shall be to terminate this Agreement in accordance with Section 5.2.

5.	Confidentiality

5.1.	Abengoa Confidential Information

The Company shall keep confidential and not make any public announcement or disclose to any Person any terms of any other documents, materials, data or other information with respect to any Eligible Contracted Asset which is not generally known to the public (the “Abengoa Confidential Information”); provided, however, that Abengoa Confidential Information shall not include (a) the terms and conditions of this Agreement or (b) information that becomes available to The Company on a non-confidential basis from a source other than Abengoa, its Affiliates or their directors, officers or employees, provided, that, to The Company’s knowledge, such source was not prohibited from disclosing such information to The Company by any legal, contractual or fiduciary duty. Notwithstanding the foregoing, The Company shall be permitted to (A) disclose any Abengoa Confidential Information to the extent required by court order or under Applicable Law, (B) make a public announcement regarding such matters (1) as agreed to in writing by Abengoa or (2) as required by the provisions of any securities laws or the requirements of any exchange on which the Company securities may be listed (a “Required Securities Disclosure”), or (C) disclose any Abengoa Confidential Information to any Person on a “need-to-know” basis, such as its shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants or lenders; provided, however, that, other than in connection with a Required Securities Disclosure, the Company shall (y) advise such Person of the confidential nature of such Abengoa Confidential Information, and (z) cause such Person to be bound by obligations of confidentiality that are no less stringent than the obligations set forth herein. The Company shall indemnify and hold harmless the Abengoa Indemnitees for any Losses incurred by any of the Abengoa Indemnitees for a breach or default of The Company’s obligations under this Section 5.1. This Section 5.1 shall survive the termination of this Agreement.

6.	Miscellaneous provisions

6.1.	Notices

6.1.1.	Method of Delivery

All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, or (iv) by facsimile transmittal, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) and (iii), to the other Party to this Agreement at the following address or facsimile number (or to such other address or facsimile number as Abengoa or The Company may designate from time to time pursuant to this Section 6.1):

If to Abengoa:

Abengoa, S.A.

Campus Palmas Altas

1 Energía Solar Street

Seville, Spain

Attention: Aida Pérez Alonso

Facsimile No.: +34 917523350

If to the Company:

Great West House, GWT, 17th Floor

Great West Road

Brentford, United Kingdom

TW8 9DF

Attention: Irene M. Hernández

Facsimile No.: +34917523350

6.1.2.	Receipt of Notices

All Notices sent by Abengoa or the Company under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to this Section 6.1).

6.1.3.	Change of Address

Abengoa and the Company shall have the right to change their respective address and/or facsimile number for the purposes of this Section 6.1 by providing a Notice of such change in address and/or facsimile as required under this Section 6.1.

6.1.4.	Time is of the Essence

Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

6.2.	Assignment

Neither Party shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion.

6.3.	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of Abengoa and The Company and their respective successors and permitted assigns (which include the Company’s Affiliates).

6.4.	Third Party Beneficiaries

This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns (including The Company’s Affiliates), and (ii) the Abengoa Indemnitees to the extent such Abengoa Indemnitees are expressly granted certain rights of indemnification in this Agreement.

6.5.	Other Activities

No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

6.6.	Limitation of Liability

Notwithstanding anything else set out in this agreement, neither party shall be liable to the other party or any third party for any special, consequential, exemplary or incidental damages (including lost profits) arising from any claim relating to this agreement or resulting from the use of, or inability to use, the licensed marks, whether the claim for such damages is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if such party is advised of, knows of or should know of the possibility or likelihood of same.

6.7.	Governing law

This agreement shall be governed by the laws of the State of New York, without giving effect to any principles regarding conflict of laws.

6.8.	Rules of Construction

The following rules shall apply to the construction and interpretation of this Agreement:

6.8.1.	Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

6.8.2.	All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference

6.8.3.	The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

6.8.4.	Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

6.8.5.	The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

6.8.6.	The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

6.8.7.	The term “sole discretion” with respect to any determination to be made by a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

6.9.	Severability

If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.

6.10.	Jurisdiction; Venue

Any litigation or other court proceeding with respect to any matter arising from or in connection with this agreement shall be conducted in the courts of record in the State of New York or the United States district court for the southern district of New York, and Abengoa and The Company hereby submit to jurisdiction and consent to venue in such courts.

6.11.	Waiver of trial by jury

Abengoa and The Company hereby waive their right to a trial by jury in any litigation or other court proceeding by either party against the other party with respect to any matter arising from or in connection with this agreement.

6.12.	Prevailing Party

If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by Abengoa or The Company to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, of the prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered.

6.13.	Recitals, Exhibits and Schedules

The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

6.14.	Amendments to Agreement

No amendment, supplement or other modification to any terms of this Agreement shall be valid unless in writing and executed and delivered by Abengoa and The Company.

6.15.	Facsimile; Counterparts

Abengoa and The Company may deliver executed signature pages to this Agreement by facsimile transmission to the other Party, which facsimile copy shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

[Signature Page Follows]

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

Abengoa, S.A.

By	/s/ Felipe Benjumea Llorente
Name:	Felipe Benjumea Llorente
Title:	Executive Chairman

Abengoa Yield plc

By	/s/ Santiago Seage Medela
Name:	Santiago Seage Medela
Title:	Chief Executive Office and Director